Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Reports Second Quarter 2010 Results

OAK BROOK, IL (August 3, 2010) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and six months ended June 30, 2010.

Key Points

•

Funds from Operations ("FFO") per common share, adjusted for non-cash impairment charges and gains on extinguishment of debt in each period, was $0.22 for the quarter ended June 30, 2010, compared to $0.23 per share for the prior year quarter.

•

FFO per common share was $0.07 for the quarter ended June 30, 2010, compared to $0.25 per share for the second quarter of 2009.

•

Strong leasing activity recorded for the quarter, with 110 leases executed for rental of 487,208 square feet in the total portfolio, representing increases of 48.6 percent in transaction volume and 14.6 percent in square feet leased over second quarter 2009.

•

Company strengthened balance sheet with renewal of $150 million line of credit facility and $150 million term loan for three-year terms.  Year to date, Company has addressed $420 million of unsecured and secured debt maturities, closed $20.5 million in new mortgage loans and received term sheets for remaining 2010 secured maturities.

•

Established growth vehicle joint venture with Dutch pension fund administrator PGGM to acquire up to $270 million of grocery-anchored and community retail centers in Midwest markets and completed first acquisition of premier Chicago retail center for JV.

Reconciliations of FFO and adjusted FFO to net income (loss) available to common stockholders, as well as FFO per share and FFO, adjusted per share to net income (loss) available to common stockholders per share, are provided at the end of this press release.

Financial Results for the Quarter

For the quarter ended June 30, 2010, FFO was $6.1 million, compared to $20.0 million for the quarter ended June 30, 2009.  On a per share basis, FFO was $0.07 (basic and diluted) for the quarter, compared to $0.25 for the second quarter of 2009.

For the quarter ended June 30, 2010, the Company recorded aggregate non-cash impairment charges of $12.5 million related to five unconsolidated development joint venture projects, Tuscany Village, Shops at Lakemoor and North Aurora Towne Centre Phases I, II and III, to reflect the investments at fair value.  By comparison, for the second quarter of 2009, the Company recorded a gain on extinguishment of debt of $2.4 million related to the repurchase of convertible senior notes at a discount to face value, which was partially offset by a non-cash charge of $0.8 million to record the other than temporary decline in value of certain investment securities.

FFO, adjusted for non cash impairment charges, net of taxes (if applicable) and gains on extinguishment of debt in each period, was $18.7 million for the quarter ended June 30, 2010, compared to $18.3 million for the quarter ended June 30, 2009.  On a per share basis, FFO adjusted for those items was $0.22 (basic and diluted) for the quarter, compared to $0.23 for the second quarter of 2009.  The Company adjusts FFO for the impact of non-cash impairment charges net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

The increase in FFO, adjusted, from the second quarter of 2009 was primarily due to lower interest expense and an increase in gains from sales of interests in the Bank of America properties through the joint venture with Inland Real Estate Exchange Corporation (IREX).  The decrease in FFO, adjusted, per share was due to an increase in weighted average shares outstanding related to the May 2009 and At the Market (ATM) equity offerings.

Net loss available to common stockholders for the second quarter of 2010 was $6.9 million, compared to net income of $4.1 million for the quarter ended June 30, 2009.  On a per share basis, net loss available to common stockholders was $0.08 (basic and diluted) for the quarter, compared to net income of $0.05 for the second quarter of 2009.  The decrease in net income from the prior year quarter was primarily due to the aforementioned aggregate non-cash charges of $12.5 million recorded during the quarter, versus smaller non-cash charges of $0.8 million (related to impairment of investment securities) and a gain on the extinguishment of debt of $2.4 million that were recorded in the second quarter of 2009.  The decline in net income from the prior year quarter was partially offset by lower interest expense, a decrease in depreciation and amortization expense and increased gains on sales of joint venture interests.

Financial Results for Six Months Ended June 30, 2010

For the six months ended June 30, 2010, FFO was $17.2 million, compared to $40.7 million for the same period of 2009.  On a per share basis, FFO for the six-month period was $0.20 (basic and diluted), compared to $0.56 for the six months ended June 30, 2009.

For the six months ended June 30, 2010, the Company recorded aggregate non-cash impairment charges, net of taxes, of $20.6 million related to unconsolidated development joint venture projects to reflect the investments at fair value.  By comparison, for the same six-month period of 2009, the Company recorded a gain on extinguishment of debt of $6.0 million related to the repurchase of its convertible senior notes at a discount to face value, which was partially offset by non-cash charges of $2.5 million to record the decline in value of certain investment securities and non-cash charges of $1.8 million related to certain properties that were sold at prices below carrying value.

FFO, adjusted for non-cash impairment charges net of taxes and gains on extinguishment of debt, was $37.8 million for the six months ended June 30, 2010, compared to $38.9 million for the same six-month period of 2009.  On a per share basis, FFO adjusted for those items was $0.44 per share (basic and diluted), compared to $0.54 per share for the same period in 2009.  The decrease in FFO, adjusted, for the six-month period was due primarily to a decrease in rental and lease termination income as well as an increase in real estate tax expense, partially offset by lower interest expense and an increase in “other income” related to gains on sales of investment securities and assumption of property at Orland Park Outlots.  Additionally, the decrease in FFO, adjusted, per share was due to an increase in weighted average shares outstanding related to the aforementioned equity offerings.

Net loss available to common stockholders for the six months ended June 30, 2010 was $9.7 million, compared to net income of $10.8 million for the same period of 2009.  On a per share basis, net loss available to common stockholders was $0.11 (basic and diluted) for the six-month period, compared to net income of $0.15 for the same period of 2009.  In addition to the items that negatively impacted FFO, adjusted, for the six-month period, net income decreased due to an increase of $16.2 million in non-cash impairment charges and no gains on extinguishment of debt and smaller gains on the sale of investment properties recorded during the first half of 2010, versus aggregate gains of $8.4 million for those items in the prior year period.  The decline in net income was partially offset by lower interest expense, a decrease in depreciation and amortization expense and an increase in other income.

“We have made material progress at this mid-year point on the goals that we set for 2010," said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. "Chief among our objectives is strengthening the balance sheet and increasing portfolio value through asset repositioning and the restoration of occupancy.  Toward that end, we have addressed $420 million of debt maturities year-to-date, including the renewal of credit facilities totaling $300 million.  With regard to portfolio performance, leasing velocity is strong as demonstrated by an increase of more than 14 percent in square feet leased this quarter over one year ago.  In addition, leased occupancy for the consolidated portfolio increased by 70 basis points over last quarter.”

Zalatoris continued, “Despite its challenges, the current environment has also yielded opportunities.  This quarter we established a joint venture with PGGM, a leading Dutch pension fund administrator and asset manager.  Through this joint venture we expect to acquire up to $270 million of necessity-based retail centers in Midwest markets.  In June we acquired The Point at Clark, a value-anchored shopping center in Chicago, which we plan to contribute to the PGGM joint venture.”

Portfolio Performance
The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and six-month periods during each year.  A total of 122 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  A reconciliation of same store net operating income to net income (loss) available to common stockholders is provided in the supplemental information.

For the quarter, same store net operating income (NOI), a supplemental non-GAAP measure used to measure the performance of the Company’s investment properties, was $25.7 million, a decrease of 6.0 percent compared to $27.4 million in the second quarter of 2009.  For the six months ended June 30, 2010, same store net operating income was $50.9 million, a decrease of 10.0 percent compared to $56.6 million for the prior year period.  Same store NOI declined from prior periods primarily due to lower average same store financial occupancy, longer abatement periods on new leases and increased real estate tax expense.

As of June 30, 2010, financial occupancy for the Company’s same store portfolio was 90.4 percent, compared to 88.8 percent as of March 31, 2010, and 88.8 percent as of June 30, 2009.

Guidance:

The Company currently anticipates a same store net operating income decrease of 6 percent to 8 percent, compared to previously anticipated same store net operating income remaining flat to a decrease of 3.0 percent.  Due to its revised expectations for annual same store net operating income, the Company has reduced the range of its previous guidance for FFO, adjusted per common share (basic and diluted) for fiscal year 2010.  FFO, adjusted per common share for 2010 is now expected to be $0.80 to $0.87 compared to prior guidance of FFO per common share of $0.83 to $0.90.

Leasing
For the quarter ended June 30, 2010, the Company executed 110 leases for the total portfolio aggregating 487,208 square feet of gross leasable area (GLA).  This included 79 renewal leases comprising 352,225 square feet of GLA with an average rental rate of $14.27 per square foot and representing an increase of 4.6 percent over the average expiring rate.  Ten new leases and 21 non-comparable leases aggregating 134,983 square of GLA were signed during the quarter.  New leases had an average rental rate of $14.04 per square foot, representing a decrease of 17.3 percent from the average expiring rental rate; the non-comparable leases were signed with an average rental rate of $14.11 per square foot.  Non-comparable leases represent leases signed for expansion square footage, or for space in which there was no former tenant in place for one year or more.  On a blended basis, the 89 new and renewal leases signed during the quarter had an average rental rate of $14.25 per square foot, representing an increase of 1.6 percent over the average expiring rate.

Leased occupancy for the total portfolio was 92.4 percent as of June 30, 2010, compared to 92.2 percent as of March 31, 2010, and 92.9 percent as of June 30, 2009.  Financial occupancy for the total portfolio was 90.9 percent as of June 30, 2010, compared to 90.2 percent as of March 31, 2010, and 91.9 percent as of June 30, 2009.

EBITDA, Balance Sheet, Liquidity and Market Value
Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for gains on extinguishment of debt and non-cash impairment charges was $29.3 million for the quarter, compared to $29.9 million for the second quarter of 2009.  For the six months ended June 30, 2010, EBITDA as adjusted for these items was $59.1 million, compared to $63.9 million for the prior year period.  A definition and reconciliation of EBITDA and adjusted EBITDA to income (loss) from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense, as adjusted, was 3.0 times for the quarter ended June 30, 2010, compared to 2.8 times for the prior quarter and 2.6 times for the second quarter of 2009.  The Company has provided EBITDA and related non-GAAP coverage ratios because the Company believes such disclosure provides a supplemental measure in evaluating our operating performance because it excludes expenses that we believe may not be indicative of our operating performance.

The Company continued to strengthen its financial position during the quarter by renewing for a three-year term its $300 million unsecured credit facilities, comprised of a $150 million line of credit facility and a $150 million term loan facility.  The facilities replace the Company’s previous $140 million term loan set to mature in September of 2010 and the $155 million line of credit facility due to mature in April of 2011.

With regard to secured debt, during the quarter the Company closed one secured financing of $20.5 million on previously unencumbered properties.  Proceeds from that financing, as well as draws on the line of credit and cash on hand, were utilized to repay six consolidated mortgage loans totaling $50.1 million dollars that were scheduled to mature in the second quarter.  Subsequent to the close of the quarter, the Company addressed $37.0 million of debt maturing in 2010 by refinancing five of the properties, paying off two and substituting two properties with one new $31.6 million two year loan.  To date this year, the Company has addressed $125 million of the $160 million of secured debt, or 78 percent, that was scheduled to mature in 2010.  The Company has received term sheets for the remaining $35.5 million of mortgage debt maturing this year.

As of June 30, 2010, the Company had $110.0 million outstanding on its unsecured line of credit facility.  Of note, the balance outstanding on the line of credit facility at quarter end included draws to fund the Company’s acquisition in June of The Point at Clark retail center in Chicago.  The Company anticipates repaying advances made to acquire the property with proceeds from financing secured by the asset and equity contributions from its joint venture partner, PGGM.

As of June 30, 2010, the Company had an equity market capitalization of $677.4 million and total debt outstanding of $922.2 million (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $1.6 billion and a debt-to-total market capitalization of 57.7 percent.  Including the convertible notes, 58.3 percent of consolidated debt bears interest at fixed rates.  As of June 30, 2010, the weighted average interest rate on this debt was 4.99 percent.

Acquisitions

During the quarter the Company acquired for $28.8 million The Point at Clark, a multi-level retail center with 95,455 square feet of retail space, plus on-premises parking for 175 cars, in Chicago, IL.  The Company intends to contribute the property to its new joint venture with PGGM.

Joint Venture Activity

The Company announced during the quarter the formation of a new joint venture with PGGM, a leading Dutch pension fund administrator and asset manager, in order to acquire up to $270 million of grocery-anchored and community retail centers in Midwest markets.  In July PGGM contributed $20 million of equity and the Company contributed consolidated retail properties with an approximate gross equity value of $45 million to the joint venture.  The Company’s contributed properties include Shannon Square Shoppes and Cub Foods in Arden, MN; the Mallard Crossing retail center in Elk Grove Village, IL; and the Woodland Commons retail center in Buffalo Grove, IL.  After the initial contributions, the agreement provides that PGGM will contribute additional equity of $50 million towards contributed properties and $60 million to new acquisitions and the Company will contribute additional assets from the consolidated portfolio, as new acquisitions are identified.  The joint venture plans to acquire additional assets using leverage consistent with the Company’s existing business plan during the two-year investment period to achieve its investment objectives.  The Company holds a 55 percent ownership interest in the venture and will earn fees for asset management, property management, leasing and other services provided to the venture.

In July, the Company assumed full ownership of Algonquin Commons, a property previously held through its joint venture with NYSTRS.

The Company regularly reviews its investments in unconsolidated entities.  When circumstances indicate that there may have been a loss in value of an equity method investment, the Company evaluates the investment for impairment by estimating its ability to recover the investment from future expected cash flows.  If the loss in value is determined to be other than temporary, the Company recognizes an impairment charge to reflect the investment at fair value.  Accordingly, in the second quarter the Company recorded aggregate non-cash impairment charges of $12.5 million related to five unconsolidated development joint venture projects to reflect the investments at fair value.  These included Tuscany Village in Florida ($1.3 million), the Shops at Lakemoor ($3.2 million), and North Aurora Towne Centre Phases I ($3.9 million), II ($1.5 million) and III ($2.6 million) located in the Chicago area.

Dividends

In May, June and July 2010, the Company paid monthly cash dividends to stockholders of $0.0475 per common share.  The Company also declared a cash distribution of $0.0475 per common share, payable on August 17, 2010 to common shareholders of record at the close of business on August 2, 2010.  The Company expects to continue to pay monthly cash dividends at the existing rate during 2010.  The senior management team and Board of Directors will continue to periodically review the dividend policy as they evaluate liquidity needs and monitor the impact of market conditions on operating fundamentals.

Conference Call/Webcast
Management will host a conference call to discuss the Company’s financial and operational results on Tuesday, August 3, 2010 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer, Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-877-317-6789 (toll free) for callers within the United States, 1-866-605-3852 (toll free) for callers dialing from Canada, or 1-412-317-6789 for other international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on August 18, 2010.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 442498#.  An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 141 open-air neighborhood, community, power, and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and six months ended June 30, 2010, is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented by our Form 10-Q filings.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
June 30, 2010 and December 31, 2009
(In thousands except per share data)

	June 30, 2010 (unaudited)	December 31, 2009
Assets:

Investment properties:
Land	$339,533	333,433
Construction in progress	319	322
Building and improvements	948,652	921,461

	1,288,504	1,255,216
Less accumulated depreciation	325,523	308,785

Net investment properties	962,981	946,431

Cash and cash equivalents	5,620	6,719
Investment in securities	9,565	11,045
Accounts receivable, net	41,993	42,545
Investment in and advances to unconsolidated joint ventures	91,525	125,189
Acquired lease intangibles, net	17,295	14,438
Deferred costs, net	13,189	8,147
Other assets	12,123	10,914

Total assets	$1,154,291	1,165,428

Liabilities:

Accounts payable and accrued expenses	$34,306	29,461
Acquired below market lease intangibles, net	2,785	2,319
Distributions payable	4,063	4,017
Mortgages payable	316,759	384,468
Unsecured credit facilities	260,000	185,000
Convertible notes	124,490	123,789
Other liabilities	13,584	11,183

Total liabilities	755,987	740,237

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at June 30, 2010 and December 31, 2009, respectively	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 85,525 and 84,560 Shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	855	846
Additional paid-in capital (net of offering costs of $64,745 and $64,472 at June 30, 2010 and December 31, 2009, respectively)	757,188	749,156
Accumulated distributions in excess of net income	(364,239)	(330,214)
Accumulated other comprehensive income	3,021	3,710

Total stockholders' equity	396,825	423,498

Noncontrolling interest	1,479	1,693

Total equity	398,304	425,191

Total liabilities and stockholders' equity	$1,154,291	1,165,428

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations

For the three and six months ended June 30, 2010 and 2009 (unaudited)

 (In thousands except per share data)

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009
Revenues:
Rental income	$29,208	30,021	57,920	60,690
Tenant recoveries	9,598	8,896	22,457	22,580
Other property income	588	659	968	1,861
Fee income from unconsolidated joint ventures	876	694	1,507	1,836
Total revenues	40,270	40,270	82,852	86,967

Expenses:
Property operating expenses	6,178	6,536	16,430	15,560
Real estate tax expense	8,673	7,774	17,213	15,872
Depreciation and amortization	10,346	11,351	20,593	23,828
Provision for asset impairment	12,540	-	17,991	1,824
General and administrative expenses	3,597	3,171	6,827	6,450
Total expenses	41,334	28,832	79,054	63,534

Operating income (loss)	(1,064)	11,438	3,798	23,433

Other income	968	381	3,438	718
Gain on sale of investment properties	-	-	-	341
Gain on sale of joint venture interest	1,536	433	2,010	1,366
Gain on extinguishment of debt	-	2,443	-	6,049
Impairment of investment securities	-	(823)	-	(2,504)
Interest expense	(7,145)	(8,674)	(15,080)	(18,501)
Income (loss) before income tax benefit (expense) of taxable REIT subsidiary, equity in loss of unconsolidated joint ventures, discontinued operations and income attributable to noncontrolling interest	(5,705)	5,198	(5,834)	10,902

Income tax benefit (expense) of taxable REIT subsidiary	(655)	55	(621)	(402)
Equity in loss on unconsolidated joint ventures	(1,023)	(1,536)	(3,599)	(2,106)
Income (loss) from continuing operations	(7,383)	3,717	(10,054)	8,394
Income from discontinued operations	536	448	548	2,541
Net income (loss)	(6,847)	4,165	(9,506)	10,935

Less: Net income attributable to the noncontrolling interest	(89)	(78)	(162)	(175)
Net income (loss) available to common stockholders	(6,936)	4,087	(9,668)	10,760

Other comprehensive income (expense):
Unrealized gain (loss) on investment securities	(185)	3,092	793	885
Reversal of unrealized (gain) loss to realized (gain) loss on investment securities	(713)	823	(1,543)	2,504
Unrealized gain on derivative instruments	-	88	61	210

Comprehensive income	$(7,834)	8,090	(10,357)	14,359

Basic and diluted earnings available to common shares per weighted average common share:

Income (loss) from continuing operations	$(0.09)	0.05	(0.12)	0.12
Income from discontinued operation	0.01	-	0.01	0.03
Net income (loss) available to common stockholders per weighted average common share – basic and diluted	$(0.08)	0.05	(0.11)	0.15

Weighted average number of common shares outstanding – basic	85,419	78,427	85,383	72,536
Weighted average number of common shares outstanding – diluted	85,500	78,481	85,463	72,590

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and adjusted FFO for the periods presented, reconciled to net income (loss) available to common stockholders for these periods.  The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009

Net income (loss) available to common stockholders	$(6,936)	4,087	(9,668)	10,760
Gain on sale of investment properties	(521)	(8)	(521)	(2,349)
Equity in depreciation and amortization of unconsolidated joint ventures	3,339	4,602	6,939	8,507
Amortization on in-place lease intangibles	568	989	1,134	1,665
Amortization on leasing commissions	252	299	526	828
Depreciation, net of noncontrolling interest	9,438	9,991	18,758	21,247

Funds From Operation	6,140	19,960	17,168	40,658

Gain on extinguishment of debt	-	(2,443)	-	(6,049)
Impairment loss, net of taxes:
Provision for asset impairment	12,540	-	17,991	1,824
Impairment of investment securities	-	823	-	2,504
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	-	2,498	-
Provision for income taxes:
Tax expense related to current impairment charges, net of valuation
allowance	-	-	147	-

Funds From Operations, adjusted	$18,680	18,340	37,804	38,937

Net income (loss) available to common stockholders per weighted average common share – basic and diluted	$(0.08)	0.05	(0.11)	0.15
Funds From Operations, per common share – basic and diluted	$0.07	0.25	0.20	0.56

Funds From Operations, adjusted per common share – basic and diluted	$0.22	0.23	0.44	0.54

Weighted average number of common shares outstanding, basic	85,419	78,427	85,383	72,536

Weighted average number of common shares outstanding, diluted	85,500	78,481	85,463	72,590

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009

Income (loss) from continuing operations	$(7,383)	3,717	(10,054)	8,394
Gain on sale of property	-	-	-	(341)
Net income attributable to noncontrolling interest	(89)	(78)	(162)	(175)
Income from discontinued operations, excluding gains	15	440	27	533
Income tax (benefit) expense of taxable REIT subsidiary	655	(55)	621	402
Interest expense	7,145	8,674	15,080	18,501
Interest expense associated with discontinued operations	-	6	4	12
Interest expense associated with unconsolidated joint ventures	2,678	2,837	5,584	5,864
Depreciation and amortization	10,346	11,351	20,593	23,828
Depreciation and amortization associated with discontinued operations	4	19	8	91
Depreciation and amortization associated with unconsolidated joint ventures	3,339	4,602	6,939	8,507

EBITDA	$16,710	31,513	38,640	65,616
Gain on extinguishment of debt	-	(2,443)	-	(6,049)
Impairment of investment securities	-	823	-	2,504
Provision for asset impairment	12,540	-	17,991	1,824
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	-	2,498	-

EBITDA, adjusted	29,250	29,893	59,129	63,895

Total Interest Expense	$9,823	11,517	20,668	24,377

EBITDA: Interest Expense Coverage Ratio	1.7 x	2.7 x	1.9 x	2.7 x

EBITDA: Interest Expense Coverage Ratio, adjusted	3.0 x	2.6 x	2.9 x	2.6 x